Exhibit 99.2

EXHIBIT A

CLEANSING MATERIAL

Note: Free cash flow figures derived from the Company’s reserve database which are utilized in the calculation of PV-10 values differ from those used in the Company’s financial forecasts due primarily to the following factors:

•	Production volumes – Volumes included in the financial forecasts are lower than those in the reserve database due to the application of downtime assumptions and risking due to potential timing differences.

•	Lease operating expenses – Utilizing the methodology prescribed by our third-party reservoir engineering firm, lease operating expenses in the reserve database do not include credits received from non-operating partners for water disposal or liquids gathering fees.

•	General and administrative (G&A) expense – The reserve database includes well- level COPAS overhead charges but omits other G&A expenses that are captured in the financial forecasts.

•	Capital expenditures – Capitalized G&A expenses and immaterial miscellaneous non-drilling and completion capital are included in the financial forecasts but not in the reserve database.

PRIVILEGED AND CONFIDENTIAL / PRELIMINARY / FOR DISCUSSION PURPOSES ONLY

SUBJECT TO MATERIAL REVISION / SUBJECT TO FRE 408

(1) Represents the average EUR over the entire field (2) Rate of Return is an average of the actual wells’ performance

							PAR/CHI	(Multiple Items)
Row Labels	Sum of PW10 (FNR)	Sum of TOTAL CAPITAL COSTS	Sum of NET GAS (MCF)	Sum of NET OIL (BBL)	Sum of NET NGL (BBL)	Equiv (MCFE)	Row Labels	Sum of Well Count
PA	$456,507,335	$2,112,803,308	1,743,321,363	—	—	1,743,321,363	PA	974
1DEV	$112,068,060	$8,554,086	116,656,556	—	—	116,656,556	1DEV	138
1PDP	$112,068,060	$8,554,086	116,656,556	—	—	116,656,556	1PDP	138
4UNDEV	$344,439,274	$2,104,249,222	1,626,664,807	—	—	1,626,664,807	4UNDEV	836
4PAFS	$53,044,800	$159,373,840	145,391,973	—	—	145,391,973	4PAFS	64
5PRB	$98,944,819	$350,595,564	295,760,465	—	—	295,760,465	5PRB	131
7POS	$192,449,655	$1,594,279,818	1,185,512,369	—	—	1,185,512,369	7POS	641
UT	$710,500,910	$995,009,095	758,432,642	45,328,635	2,568,765	1,045,817,040	UT	914
1DEV	$101,426,115	$—	10,811,664	7,097,249	144,690	54,263,298	1DEV	138
1PDP	$101,426,115	$—	10,811,664	7,097,249	144,690	54,263,298	1PDP	138
4UNDEV	$609,074,795	$995,009,095	747,620,978	38,231,385	2,424,075	991,553,742	4UNDEV	776
4PAFS	$28,374,043	$121,757,095	6,875,713	7,283,348	92,144	51,128,662	4PAFS	96
5PRB	$21,006,383	$5,070,000	299,940	1,251,953	4,020	7,835,773	5PRB	13
7POS	$559,694,370	$868,182,000	740,445,324	29,696,085	2,327,912	932,589,306	7POS	667
WY	$6,829,357,850	$9,145,582,654	10,559,406,015	86,018,614	54,342,305	11,401,571,527	WY	6831
1DEV	$2,716,581,313	$351,002,518	2,281,931,421	17,979,601	10,836,432	2,454,827,617	1DEV	2904
1PDP	$2,672,588,684	$340,230,885	2,247,964,483	17,657,689	10,684,875	2,418,019,863	1PDP	2887
3PNP	$43,992,629	$10,771,633	33,966,938	321,912	151,557	36,807,754	3PNP	17
4UNDEV	$4,112,776,538	$8,794,580,136	8,277,474,594	68,039,013	43,505,873	8,946,743,910	4UNDEV	3927
4PAFS	$3,361,776,255	$6,805,201,571	6,521,268,636	51,007,898	42,075,079	7,079,766,496	4PAFS	3264
5PRB	$230,228,143	$578,237,576	505,939,147	4,532,655	1,353,942	541,258,727	5PRB	323
7POS	$520,772,140	$1,411,140,989	1,250,266,811	12,498,461	76,852	1,325,718,686	7POS	340
Grand Total	$7,996,366,095	$12,253,395,058	13,061,160,019	131,347,248	56,911,070	14,190,709,929	Grand Total	8719